EXHIBIT 10.4
AMERICAN PACIFIC CORPORATION
INCENTIVE COMPENSATION PLAN
(as approved on March 11, 2008)
     1. Purposes. The purpose of the American Pacific Corporation Incentive Compensation Plan (the “Plan”) is to provide an incentive for Executive Officers and other employees of American Pacific Corporation (“AMPAC”) and its divisions and Subsidiaries (together with AMPAC, the “Company”) to meet or surpass the short-term financial and performance goals of the Company, including to (i) increase profitability of the Company, (ii) support achievement of the Company’s annual business plan, (iii) help ensure a competitive compensation program vis-à-vis other companies, (iv) provide an essential and meaningful pay-for-performance element within the Company’s compensation program, and (v) achieve the highest level of performance to further the Company’s goals, objectives, and strategies.
     2. Definitions.
          (a) “Administrator” means:
               (i) with respect to Participants who are Executive Officers, any Board committee composed of at least two (2) independent members of the Board appointed by the Board to administer the Plan (the “Independent Board Committee”), provided, however, that initially such Administrator shall be the Corporate Governance Committee of the Board; and
               (ii) with respect to Participants who are not Executive Officers, the Incentive Compensation Plan Committee.
          (b) “Board” means the Board of Directors of AMPAC or its successor entity.
          (c) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”).
          (d) “Executive Officers” means the Company’s executive officers.
          (e) “Incentive Compensation Plan Committee” means a committee comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President, Administration of AMPAC.
          (f) “Payment Date” means the date on which the Incentive Bonus is paid.
          (g) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
     3. Eligibility. The Administrator shall, from time to time, select those employees of the Company, if any, who shall participate in the Plan with respect to a particular fiscal year of the Company (each a “Participant”).

     4. Incentive Cash Bonuses. Subject to the terms of the Plan, the Company shall pay to each Participant a cash bonus (an “Incentive Bonus”) based on the achievement of one or more financial targets of the Company, as determined by the Board or the Independent Board Committee, as applicable. In addition, the amount of the Incentive Bonus may be subject to each Participant’s attainment of any applicable individual achievement requirements, as determined by the Administrator. The Independent Board Committee, on an annual basis, shall determine whether the financial effects of unique or infrequent activities of the Company, such as an acquisition or disposition of a business by the Company, is included in the Company’s financial results for the purposes of measuring achievement of financial targets. An Incentive Bonus may be calculated based upon, among other things, a fixed percentage of a Participant’s base salary as of a specified date, such as the first day of the fiscal year, as determined by the Administrator. Any Participant who was not employed by the Company on the first day of the fiscal year in which such Participant has been selected by the Administrator to participate in the Plan shall only be entitled to participate on a pro rata basis rather than a full-year basis. Notwithstanding anything in Sections 3 or 4 to the contrary, the Independent Board Committee shall have the right and power to reduce any Incentive Bonus otherwise payable pursuant to the terms of this Plan in such manner as the Independent Board Committee determines in its sole and absolute discretion (including a reduction to zero).
     5. Payment of Incentive Cash Bonuses.
          (a) The Company shall make a payment of an Incentive Bonus within ninety (90) calendar days following the end of the fiscal year of the Company to which the Incentive Bonus relates but in no event later than March 15th of the calendar year following the year for which the Incentive Bonus relates. Notwithstanding the preceding sentence, any payment of an Incentive Bonus only shall be made following (i) the completion of audited financial statements for the Company for the fiscal year of the Company to which the Incentive Bonus relates and (ii) the approval of such payment by the Administrator.
          (b) The Company shall delay the payment of any Incentive Bonus to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, the Incentive Bonus will be paid on the first business day following the expiration of the six (6) month period following a Participant’s separation from service.
     6. Termination of Employment. Except to the extent as otherwise provided in Section 5(b) above, a Participant must be employed by the Company on the Payment Date in order to receive an Incentive Bonus. In the event that a Participant’s employment terminates prior to the Payment Date for any reason, including death or disability, such Participant’s participation in the Plan shall terminate immediately and the Company shall not be obligated to make any payment to such Participant pursuant to the Plan.
     7. Withholding. Any Incentive Bonus to be paid to a Participant shall be subject to all federal, state, local, non-U.S. and employment tax obligations (the “Tax Withholding Obligation”), if any, required by law to be withheld. The Company may offset or withhold (from any amount owed by the Company) or collect from the Participant an amount sufficient to satisfy the Tax Withholding Obligation.
     8. Non-Assignability. No Participant shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber his or her interest under the Plan; nor shall such interest be subject to seizure for the payment of a Participant’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a Participant’s bankruptcy, insolvency, divorce or
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separation. The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
     9. Termination and Amendment of the Plan. The Board or the Independent Board Committee may amend or terminate the Plan at any time and for any reason.
     10. Administration and Code Section 409A. Except as otherwise provided herein, the Administrator shall have the power from time to time: (i) to construe and interpret the Plan and to establish, amend and revoke rules and regulations for the administration of the Plan (including, but not limited to, correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan) in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective; (ii) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and (iii) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. All decisions and interpretations of the Administrator relating to the Plan shall be binding on all persons, including the Company and all applicable Participants. The Administrator, and all agents of the Administrator, shall not be personally liable for any action, omission, determination or interpretation made in good faith with respect to the Plan and the Administrator, and all agents of the Administrator, shall be fully indemnified by the Company with respect to any claim, loss, damage, or expense arising from such action, omission, determination or interpretation to the full extent permitted by law. In addition, the Company makes no representation that the Plan will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Plan or any Incentive Bonus or to mitigate its effects on any deferrals or payments made in respect of any Incentive Bonus. Participants are encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.
     11. Limitation of Liability. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company (or any person connected therewith), and any Participant, employee, consultant or other person. In no event shall the Company (or any person connected therewith) be liable to any person for the failure of any Participant to be entitled to any particular tax consequences with respect to the Plan or payments pursuant thereto.
     12. Employment Rights. The adoption of this Plan does not confer upon any Participant any right to continued employment or service with AMPAC or any Parent or Subsidiary thereof or interfere in any way with the right of AMPAC or applicable Subsidiary or Parent to terminate the Participant’s employment or service at any time.
     13. Effect on Other Benefits. Any payments made pursuant to the Plan shall not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company unless expressly provided for in such employee benefit plan, program or agreement.
     14. Unfunded, Unsecured Obligation. The Plan shall at all times be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of AMPAC or its Parent or Subsidiaries or affiliates thereof for payment of any benefits hereunder. Additionally, nothing contained herein shall be construed as giving a Participant or any other person any equity or other interest of any kind in any assets of AMPAC or its Parent or Subsidiaries or affiliates thereof or creating a trust of any kind or a fiduciary relationship of any kind between AMPAC or its Parent or Subsidiaries or affiliates thereof and any such person. As to any claim for any unpaid amounts under the Plan, a Participant and any other person having a claim for payment shall be unsecured creditors. The Plan is intended to constitute a “bonus program” within the meaning of Section 2510.3-2(c) of Title 29 of the Code of Federal Regulations and shall be administered in accordance with this interpretation.
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     15. Non-Exclusive. Adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable.
     16. Severability. If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
     17. Headings. The headings used herein are intended only for convenience in finding the subject matter and do not constitute part of the text of this Plan and shall not be considered in the interpretation of this Plan.
     18. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.
     19. Effective Date. The Plan shall become effective on the date first approved by the Board.
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